Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 16, 2009 (July 21, 2009 as to the effects of discontinued operations and the adoption of Statement of Financial Accounting Standard No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, as described in Note 21 to the consolidated financial statements), relating to the consolidated financial statements and financial statement schedule of Solutia Inc. and subsidiaries (Solutia Inc.), and the effectiveness of Solutia Inc.’s internal control over financial reporting (which report expresses unqualified opinions and includes explanatory paragraphs relating to Solutia Inc.’s reorganization under Chapter 11 of the Unites States Bankruptcy Code, changes in accounting principle, and classification of its integrated nylon business as discontinued operations), appearing in the report on Form 8-K of Solutia Inc. dated July 27, 2009, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP

St. Louis, Missouri
July 27, 2009